Exhibit 99

6363 Main Street, Williamsville, N.Y. 14221 1-800-634-5440 | www.nationalfuelgas.com

RELEASE DATE: Nov. 5, 2018 Media inquiries please contact: Karen L. Merkel, 716-857-7654

National Fuel Announces Management Change

Utility President Carl Carlotti to Retire

(Nov. 5, 2018) WILLIAMSVILLE, N.Y. – Today, National Fuel Gas Company (“National Fuel” or the “Company”) (NYSE: NFG) announced that Carl M. Carlotti, President of National Fuel Gas Distribution Corporation, the Utility segment of National Fuel Gas Company, has indicated his intention to retire, effective February 1, 2019, after more than 34 years of service.

“I congratulate Carl for an outstanding career,” said Ronald J. Tanski, President and Chief Executive Officer of National Fuel Gas Company. “Under his stewardship, we have continued to build upon our impressive record of providing safe, reliable and affordable natural gas service to more than 740,000 residential, commercial and industrial customers in New York and Pennsylvania. During his tenure the Utility has accelerated the modernization of its pipeline system and has been recognized in state directed management audits as a leader in customer service and efficiency.”

Carlotti joined National Fuel as a staff attorney in the Erie, Pa., office and spent the majority of his career at that location. He was very involved in the community, having served as board chairperson of numerous nonprofit organizations including the United Way of Erie County (Pa.), Saint Vincent Health System, the Erie Regional Chamber & Growth Partnership and the Erie County (Pa.) Bar Association. “We wish Carl and his family the very best in his retirement,” Mr. Tanski said.

He will be succeeded by Donna L. DeCarolis, presently Vice President, Business Development of National Fuel Gas Company. Ms. DeCarolis has had a long career with the Company, joining National Fuel in 1983, and has been Vice President of Business Development since October, 2007. During her tenure at National Fuel, Ms. DeCarolis has managed a number of different business areas, including Investor Relations, Quality Assurance, Human Resources, Corporate Communications, Energy Marketing and Consumer Business. Ms. DeCarolis is active in cultural and other non-profit organizations serving communities throughout western New York.

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National Fuel is an integrated energy company reporting financial results for five operating segments: Exploration and Production, Pipeline and Storage, Gathering, Utility, and Energy Marketing. Additional information about National Fuel is available at www.nationalfuelgas.com.